Exhibit 99.2

Contacts:
Rachael Scherer	Jessica Stoltenberg
Investor Relations	Public Relations
763-505-2694	763-505-3333

Chris King	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2695	763-505-2633

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC REPORTS 20 PERCENT GROWTH IN FIRST-QUARTER REVENUE

AND 19 PERCENT GROWTH IN EARNINGS PER SHARE

Continued Strong Performances in Cardiac Rhythm Management, Spinal

and Neurological Spur Growth

MINNEAPOLIS, August 12, 2003 — Continuing to benefit from widespread acceptance of innovative new therapeutic devices, Medtronic, Inc. (NYSE: MDT), today announced strong quarterly revenues of $2.064 billion, up 20.4 percent over the $1.714 billion of the comparable period a year ago.  Reflecting the weaker dollar outside the United States, foreign currency translation, when compared to the prior year, had a positive effect on revenue of $75.7 million.

The company announced first quarter net earnings of $450.4 million, or $0.37 per diluted share, an increase in net earnings of 17.5 percent over the $383.3 million in net earnings and 19.4 percent above the $0.31 per diluted share recorded in the comparable period last year.  Excluding charges taken in the first quarter of the prior year, net earnings and net earnings per diluted share grew 15.5 percent and 15.6 percent, respectively.

“Medtronic is continuing to see the favorable impact of significant investments in product development and customer support.  Our three largest product lines, Cardiac Rhythm Management, Spinal and Neurological, accounted for nearly 75 percent of the company’s quarterly revenue and collectively grew more than 25 percent, “ said Art Collins, Medtronic chairman and chief executive officer.  “Worldwide implantable defibrillator sales, highlighted by a broad array of heart failure products, recorded a sixth consecutive quarter of more than 30 percent growth.  Spinal recorded its 18th consecutive quarter of greater than 20 percent growth.  These strong performances were further complemented by greater than 25 percent growth in our Neurological business.”

As examples of innovation initiatives throughout the company, Collins cited last month’s launch of the Medtronic MiniMed Paradigm® 512 insulin pump system, in which an external glucose monitor communicates wirelessly with an insulin infusion system; the recent launch of the InSync II Marquis™ cardiac resynchronization device for heart failure; the beginning of the ENDEAVOR II pivotal clinical trials for the Medtronic drug-coated coronary stent; and the recently announced acquisition of TransVascular, Inc., which has developed a proprietary system with the potential to deliver therapeutic cells, genes and drugs to the heart through the vascular system.

Cardiac Rhythm Management Business

Cardiac Rhythm Management (CRM) posted revenues of $965.5 million in the first quarter, an increase of 21 percent versus the same quarter last year.

Marking its sixth consecutive quarter of greater than 30 percent growth, worldwide implantable defibrillator revenues grew 38 percent. This was due to strong demand for the Marquis®DR implantable defibrillator and Medtronic’s full range of high-power heart failure therapies.  The product line was further broadened with the recent regulatory approval and launch of the InSync II Marquis, Medtronic’s third cardiac resynchronization therapy approved by the U.S. Food and Drug Administration within the last six months.  The company also continued to build momentum with its CareLink™ Network, the industry’s first and only Internet-based service that connects cardiac device patients and physicians for “virtual office visits.” Patient participation in the network doubled during the last quarter.

Worldwide pacing revenues were up 10 percent in the quarter, reflecting continued preference for the Kappa® 900 pacemaker and the InSync® and InSync® III, the only low-power heart failure offerings available in the United States.  The first implant of EnPulse™, the world’s first fully automatic pacing system, and the European introduction of the Vitatron C-Series, the world’s first digital pacemaker, also took place during the quarter.  The company anticipates the initial worldwide introduction of the EnPulse, as well as the U.S. introduction of the Vitatron C-Series, by the end of the calendar year.

Medtronic Physio-Control revenues grew 19 percent in the quarter.  The case for expanded automated external defibrillators (AEDs) access was further supported with deployments of Medtronic LIFEPAK® AEDs at some of the world’s busiest airports, including Frankfurt/Main Airport in Germany and Hartsfield Atlanta International Airport.  Also, research validating the ease-of-use associated with the LIFEPAK® CR Plus was recently published in the European journal Resuscitation.

Vascular Business

Vascular reported quarterly revenues of $193.8 million, with growth essentially flat when compared to the same period one year ago.

A number of milestones and developments during the first quarter illustrated continued momentum in strengthening the franchise for the future, including the conclusion of the ENDEAVOR I feasibility trial for Medtronic’s drug-coated coronary stent and the start of the ENDEAVOR II pivotal trial for European and U.S. regulatory approvals.  Continued strong European acceptance of the Driver coronary stent and rapid uptake of the recently introduced Micro-Driver small vessel stent were also highlights in the quarter.  Investments in the development of core products resulted in increased sales of embolic protection systems, angioplasty balloon catheters and guide catheters, including the Stormer™ and recently introduced NC Stormer® catheters.

Medtronic will present its ENDEAVOR I data at the annual Transcatheter Cardiovascular Therapeutics (TCT) conference in mid-September and anticipates launching its Driver coronary stent in the United States later this fall.  Additionally, Medtronic will move forward with the completion of its acquisition of TransVascular, Inc., a company with established technology to facilitate the treatment of peripheral vascular conditions and promising technology that could facilitate the localized delivery of therapeutic agents, such as genes, cells and drugs, to the heart.

Cardiac Surgery Business

Cardiac Surgery posted revenues of $146.3 million for the quarter, an 11 percent increase versus the same period one year ago.

Worldwide revenues for Heart Valves were up 15 percent, driven by market share gains and demand for Medtronic tissue heart valves, including the third-generation Mosaic® tissue heart valve, and products to facilitate valve repair.  Cardiac Surgery Technologies revenues were up 14 percent, due to continued preference for the Cardioblate™ Ablation System and products to support beating heart bypass surgery.  Medtronic recently introduced the Cardioblate® BP Surgical Ablation System, a bipolar surgical radiofrequency ablation instrument that provides a further degree of assurance as physicians perform cardiac tissue ablation.  Perfusion Systems reported an 8 percent increase in revenues for the quarter, indicating share gains for its core products and growing interest in the Magellan™ Autologous Platelet Separator.

Neurological and Diabetes Businesses

Neurological and Diabetes achieved quarterly revenues of $368.0 million, a 20 percent increase when compared to the same period last year.

Neurological revenues, which includes Gastroenterology and Urology, grew 26 percent, with strong demand for market-leading neurostimulation systems to treat pain, InterStim® Therapy for Urinary Control and the Bravo™ pH Monitoring Systems for the diagnosis of acid reflux.  Rapid acceptance of the Legend® high-speed surgical drill system also contributed to the quarter.  Additional milestones included European commercial release of the Gatekeeper™ Reflux Repair System, an innovative treatment for acid reflux that uses a biocompatible prosthesis to restore normal functioning to the barrier between the stomach and the esophagus.  Looking ahead, Medtronic expects to launch the SynchroMed® II implantable infusion pump worldwide by the end of the calendar year.

Diabetes revenues were up 10 percent.  At the end of the quarter, Medtronic introduced the eagerly anticipated Paradigm 512 Insulin Pump and the Paradigm Link™ Blood Glucose Monitor, the first wireless pump system that helps remove the guesswork involved in insulin dosing, making it easier for patients to manage their diabetes.  Additionally, the company launched the CGMS® System Gold™, an enhanced continuous glucose monitoring system used to identify unhealthy blood glucose (sugar) patterns in people with diabetes.  These systems are designed to facilitate tighter diabetes management and reduce the long-term complications associated with high and low blood sugar fluctuations, which can include blindness, kidney failure and heart disease.

Spinal, ENT and SNT Businesses

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) reported first quarter revenues of $390.6 million, a 37 percent increase when compared to the same quarter one year ago.

Led by continued market demand for Minimal Access Spinal Technologies (MAST) and further establishment of INFUSE™ Bone Graft as the standard of care in spinal fusion, Spinal revenues increased more than 40 percent.  This represents the 18th consecutive quarter of greater than 20 percent growth in Medtronic’s Spinal business.  Other recent milestones included the establishment of the first medical device add-on payment from Medicare for INFUSE Bone Graft and the introduction of two new products within the growing MAST product portfolio - the METRx X-Tube™ Retraction System and its integrated light source, the Radiance X™ Illumination System.  To-date, approximately 2,000 physicians have been trained to use Medtronic MAST products.  Further progress was also made in U.S. clinical trial enrollment for the full family of Medtronic artificial discs: the MAVERICK™ Artificial Lumbar Disc, the BRYAN® Cervical Disc System and the PRESTIGE™ Cervical Disc System.

ENT reported quarterly revenue growth of 7 percent, with strong contributions from the continued expansion of surgical indications for its endoscopic shavers, nerve monitoring disposables and biomaterials.

Subsequent Event

As previously disclosed, the U.S. Court of Appeals for the Federal Circuit has overturned a decision by the U.S. Federal Court of Delaware in Wilmington, Delaware, that certain Medtronic stent products did not infringe the Palmaz-Schatz patents owned by Johnson & Johnson/Cordis. In December 2000, a jury found that certain now-obsolete stents infringed the Palmaz-Schatz patents and awarded Johnson & Johnson $271 million in damages. Medtronic plans to petition the Federal Circuit Court for a rehearing in this matter. Medtronic has yet to determine the impact of this decision, if any, on its first quarter results, as the company is still evaluating the decision.

Webcast Information

Medtronic will host a webcast today, August 12, 2003, at 4:30 p.m. (EDT) (3:30 p.m. CDT), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CDT on August 19,

2003.  This earnings release will be archived at www.medtronic.com/newsroom, and a transcript of the webcast will be available at www.medtronic.com/corporate/invest.html.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

- 0 -

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003. Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 25, 2003	Apr. 25, 2003
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,173.2	$1,470.1
Short-term investments	106.3	22.7
Accounts receivable, less allowances of $102.5 and $99.5, respectively	1,774.7	1,761.4
Inventories	949.8	942.4
Deferred tax assets, net	190.5	194.0
Prepaid expenses and other current assets	173.1	214.9
Total current assets	4,367.6	4,605.5

Property, Plant, and Equipment	2,935.6	2,872.9
Accumulated depreciation	(1,343.2)	(1,289.9)
Net Property, Plant, and Equipment	1,592.4	1,583.0

Goodwill	4,191.3	4,183.8
Other Intangible Assets, net	1,021.2	1,033.0
Long-term investments	1,122.4	594.0
Other assets	332.0	321.5

Total assets	$12,626.9	$12,320.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$408.6	$385.3
Accounts payable	269.5	269.4
Accrued compensation	358.1	402.1
Accrued income taxes	475.9	444.4
Other accrued expenses	301.1	312.1
Total current liabilities	1,813.2	1,813.3

Long-term debt	1,979.6	1,980.3
Deferred tax liabilities, net	332.3	304.3
Long-term accrued compensation	104.2	101.9
Other long-term liabilities	220.9	214.6
Total liabilities	4,450.2	4,414.4

Commitments and Contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	121.6	121.8
Retained earnings	8,051.5	7,808.4
Accumulated other non-owner changes in equity	10.4	(12.1)
	8,183.5	7,918.1
Receivable from Employee Stock Ownership Plan	(6.8)	(11.7)

Total shareholders’ equity	8,176.7	7,906.4

Total liabilities and shareholders’ equity	$12,626.9	$12,320.8

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended July 25, 2003	Three months ended July 26, 2002
	As Reported	Before Special, IPR&D, and Other Charges	Special, IPR&D and Other Charges*	As Reported

Net sales	$2,064.2	$1,713.9	$—	$1,713.9

Costs and expenses:
Cost of products sold	514.0	414.2	—	414.2
Research and development expense	197.9	179.4	—	179.4
Selling, general, and administrative expense	643.9	536.1	—	536.1
Special charges	—	—	10.5	10.5
Purchased in-process research and development (IPR&D)	—	—	—	—
Other (income)/expense	63.6	25.8	—	25.8
Interest (income)/expense	1.4	1.5	—	1.5
Total costs and expenses	1,420.8	1,157.0	10.5	1,167.5

Earnings before income taxes	643.4	556.9	(10.5)	546.4

Provision for income taxes	193.0	167.0	(3.9)	163.1

Net earnings (loss)	$450.4	$389.9	$(6.6)	$383.3

Earnings per share:
Basic	$0.37	$0.32	$(0.01)	$0.32
Diluted	$0.37	$0.32	$(0.01)	$0.31

Weighted average shares outstanding:
Basic	1,217.6	1,215.2		1,215.2
Diluted	1,229.9	1,224.2		1,224.2

*  -  Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges), IPR&D, and other charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special, IPR&D, and other charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a subsitute for, financial performance measures prepared in accordance with GAAP.